Exhibit 14

TRIAN ACQUISITION I CORP.

CODE OF CONDUCT AND ETHICS

I.    Introduction

Trian Acquisition I Corp. requires the highest standards of professional and ethical conduct from its employees, officers and directors. The Company’s reputation for honesty and integrity among its stockholders is key to the success of its business. No employee, officer or director will be permitted to achieve results through violations of laws or regulations or through unscrupulous dealings.

This Code reflects the Company’s commitment to a culture of honesty, integrity and accountability and outlines the basic principles and policies with which all employees, officers and directors are expected to comply. Please read this Code carefully.

In addition to following this Code in all aspects of your business activities, you are expected to seek guidance in any case where there is a question about compliance with both the letter and spirit of the Company’s policies and applicable laws. This Code sets forth general principles and does not supersede the specific policies and procedures that may be covered in separate specific policy statements. All inquiries and questions in relation to this Code or its applicability to yourself, other persons and situations should be addressed to the Company’s Chief Compliance Officer. References in this Code to the Company means Trian Acquisition I Corp.

II.    Conflicts of Interest

A conflict of interest occurs when an individual’s private interest interferes, appears to interfere or is inconsistent, in any way with the interests of the Company (for example, you cause the Company to engage in business transactions with a company you, your friends or relatives control, without having obtained the appropriate prior approvals required under the “Related Party Transactions” section of this Code). A conflict situation can also arise when an employee, officer or director takes actions or has personal or family interests that may make it difficult to perform his or her work (or discharge his or her duties and obligations) effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, or any of his or her affiliates receives improper personal benefits as a result of his or her position in the Company.

Activities that could give rise to conflicts of interest are prohibited unless specifically approved in advance in accordance with the provisions set forth under “Related Party Transactions.” It is not always easy to determine whether a conflict of interest exists, so any potential conflicts of interests must be reported immediately to the Legal Department or your supervisor. Any employee, officer or director of the Company who becomes aware of a conflict or potential conflict involving another employee, officer or director should bring it to the attention of the Chief Legal Officer, or his designee, or in his absence, the General Counsel or his designee or a member of the Audit Committee of the

Board of Directors at the principal executive offices of the Company. If the concern requires confidentiality, including keeping identity anonymous, then this confidentially will be protected, except to the extent necessary to conduct an effective investigation or as required by or under applicable law, regulation or legal proceedings.

III.    Gifts and Entertainment

Gifts, favors, entertainment and other such inducements may be attempts to “purchase” favorable treatment. Accepting such inducements could raise doubts about your ability to make independent business judgments and the Company’s commitment to treating people fairly. Keep in mind that certain inducements may be defined as bribes, payoffs or kickbacks, which are illegal.

You may accept gifts or entertainment, such as promotional items and business meals, if they are in line with accepted business practice, could not be construed as potentially influencing your business judgment or creating an obligation on your part, and if public knowledge thereof would not embarrass you or the Company. When such business activities occur frequently, such costs should be shared or paid for on a reciprocal basis.

You may accept infrequent, nominal gifts. Gifts of greater value may be accepted if protocol, courtesy or other special circumstances exist, as sometimes happens with international transactions; however, all such gifts must be reported to the Chief Compliance Officer who will determine if you may keep the gift or must return it or whether it should more appropriately become Company property.

You may never accept cash. You may not benefit personally from any purchase of goods or services for the Company or derive any personal gain from transactions made on behalf of the Company.

These policies apply equally to giving. Apart from formally-approved incentive marketing programs conducted in the ordinary course of business, gifts and entertainment should be in line with customary business practice. They should be avoided where disclosure would cause negative publicity. You should limit the gift to items having a nominal value and you must obtain prior approval from your supervisor.

IV.    Related Party Transactions

You must report to the Chief Legal Officer any proposed agreement or proposed activities that could give rise to conflicts of interest involving an aggregate payment or consideration in excess of $25,000 or otherwise to the material detriment of the Company, that you, any member of your family, any of your affiliates, or any entity from which you, a member of your family or any of your affiliates receives any payment, propose(s) to enter into with the Company, whether directly or indirectly (each such agreement, a “Transaction”). Your report must include all relevant terms of the Transaction. The Chief Legal Officer shall then refer the Transaction to the Audit Committee in the case of an executive officer or director.

You must obtain the approval of the Audit Committee in the case of an executive officer or director or the Chief Legal Officer in the case of any other employee in advance of entering into the Transaction.

V.    Corporate Opportunities

In carrying out their duties or responsibilities, employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Employees, directors and officers are prohibited from (i) taking for themselves personally opportunities that arise through the use of corporate property, information or position, (ii) using corporate property, information or position for personal gain and (iii) competing with the Company, in each of the foregoing cases, to the material detriment of the Company, except in furtherance of (i) any fiduciary duties or contractual obligations you may have currently or in the future in respect of Trian Fund Management, L.P. or any funds or accounts managed by it or its affiliates (collectively, “Trian Partners”) or any companies in which Trian Partners invests or (ii) any other fiduciary duties or contractual obligations you may have as of the date of the Company’s Amended and Restated Certificate of Incorporation.

Whether any of the foregoing actions is to the material detriment of the Company will be determined by the Board of Directors or the appropriate committee thereof in the case of an executive officer or director or the Chief Legal Officer in the case of any other employee, based on all relevant facts and circumstances, including whether the Company has previously declined to pursue such proposed opportunity for its own benefit.

VI.    Public Reporting

Full, fair, accurate, timely and understandable disclosure in the reports and other documents that the Company files with, or submits to, the SEC and in its other public communications is critical for the Company to maintain its good reputation, to comply with its obligations under the securities laws and to meet the expectations of its stockholders and other members of the investment community. Persons responsible for the preparation of such documents and reports and other public communications are to exercise the highest standard of care in their preparation in accordance with the following guidelines:

  all accounting records, and the reports produced from such records, must be in accordance with all applicable laws;

  all accounting records must fairly and accurately reflect the transactions or occurrences to which they relate;

  all accounting records must fairly and accurately reflect in reasonable detail the Company’s assets, liabilities, revenues and expenses;

  no accounting records should contain any false or intentionally misleading entries;

  no transactions should be intentionally misclassified as to accounts, departments or accounting periods;

  all transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period;

  no information should be concealed from the internal auditors or the independent auditors; and

  compliance with the Company’s system of internal controls is required.

Employees, officers and directors are expected to cooperate fully with any internal auditor appointed by the Company and independent auditors and any other external auditors and management to ensure that the Company fulfills its responsibilities. It is a violation of Company policy to unduly or fraudulently influence, coerce, manipulate or mislead any internal auditor appointed by the Company or independent auditors or any other external auditors regarding our financial statements, accounting practices or internal controls.

VII.    Confidentiality

Employees, officers and directors must maintain the confidentiality of information entrusted to them by the Company or that otherwise comes into their possession in the course of their employment or while carrying out their duties and responsibilities, except when disclosure is authorized by the Company or legally mandated.

The obligation to preserve confidential information continues even after you leave the Company.

No employee should directly talk to or respond to questions from market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers), security holders or the media. If an employee is contacted by any of these persons, you should immediately report the contact to your supervisor or the Chief Legal Officer or his designee, or in his absence, the General Counsel or his designee.

Confidential information includes all non-public information that may be of use to competitors, or harmful to the Company or its customers, if disclosed, and any other third-party Company information provided to the Company subject to a confidentiality agreement. It also includes information that suppliers and customers have entrusted to the Company. Of special sensitivity is financial information which should under all circumstances be considered confidential except where its disclosure is approved by the Company or when the information has been publicly disseminated.

VIII.    Protection and Proper Use of Company Assets

All employees, officers and directors should promote the responsible use of the Company’s assets and resources by the Company and ensure their efficient use. Theft,

carelessness and waste have a direct impact on the Company’s profitability. Any suspected incidents of fraud or theft should be immediately reported for investigation.

Company assets, such as proprietary information, funds, materials, supplies, products or computers, software, facilities and other assets owned or leased by the Company or that are otherwise in the Company’s possession may only be used for legitimate business purposes. Company assets may never be used for illegal purposes.

Proprietary information includes any information that is not generally known to the public or would be helpful to our competitors. Examples of proprietary information are intellectual property, business and marketing plans and employee information. The obligation to use proprietary information only for legitimate business purposes continues even after you leave the Company.

IX.    Insider Trading

Insider trading is unethical and illegal. Employees, officers and directors are not allowed to trade in securities of a company while in possession of material non-public information regarding that company. It is also illegal to “tip” or pass on inside information to any other person who might make an investment decision based on that information or pass the information on further. The Company has a Securities Trading Policy, which sets forth your obligations in respect of trading in the Company’s securities.

X.    Fair Dealing

Each employee, officer and director, in carrying out his or her duties and responsibilities, should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through illegal conduct, manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

XI.    Compliance with Laws, Rules and Regulations

Compliance with both the letter and spirit of all laws, rules and regulations applicable to the Company’s business, including any securities exchange or other organization or body that regulates the Company, is critical to its reputation and continued success. All employees, officers and directors must respect and obey the laws of the cities, states and countries in which we operate and avoid even the appearance of impropriety. Employees, officers or directors who fail to comply with this Code and applicable laws will be subject to disciplinary measures, up to and including discharge from the Company.

In addition, if you become aware of any information that you believe constitutes evidence of a material violation of laws, fiduciary duty, rules or regulations, including those relating to accounting and auditing matters, applicable to the Company and the operations of its business, by the Company, or any employee, officer or director, then you must promptly bring such information (anonymously or otherwise) to the attention of any one or more of the following persons, as circumstances may warrant: the Chief Legal Officer, the General Counsel, the Chief Executive Officer or the Chairman of the Audit Committee (via the Corporate Secretary). Contact details for these persons are included in Annex A.

XII.    Discrimination and Harassment

The Company values the diversity of our employees and is committed to providing equal opportunity in all aspects of employment. Abusive, harassing or offensive conduct is unacceptable, whether verbal, physical or visual. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. You are encouraged to speak out when a coworker’s conduct makes you uncomfortable, and to report harassment when it occurs.

XIII.    Compliance with this Code

If an employee, officer or director fails to comply with this Code or applicable laws, rules or regulations (including the rules and regulations of the SEC) he or she will be subject to disciplinary measures, including (with respect to employees and officers) discharge from the Company. Violations of this Code may also constitute violations of law and may result in civil or criminal penalties for such person, such person’s supervisors and/or the Company. The Board of Directors will determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of a violation of this Code. In determining what action is appropriate in a particular case, the Board of Directors or its designee will consider the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation was intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

The Company proactively promotes ethical behavior and encourages employees, officers and directors to report evidence of illegal or unethical behavior, or violations of this Code to the Chief Compliance Officer, as set forth in the Procedures for Investigating Employee Complaints. You are expected to report all violations of this Code promptly to the Chief Compliance Officer, the Chief Executive Officer or the Chairman of the Audit Committee (via the Corporate Secretary). Contact details for these persons are included in Annex A. If you have any questions regarding your obligations under this Code, you should promptly contact the Chief Compliance Officer. All reports will be treated confidentially to the extent reasonable and possible under the circumstances. Retaliation against employees reporting concerns in good faith is prohibited. You may choose to remain anonymous in reporting any possible violation of this Code. The Company prohibits retaliatory action against anyone who, in good faith, reports a possible violation. However, it is unacceptable to file a report knowing it to be false.

In addition, employees that wish to contact the Board of Directors, the non-management directors as a group or any individual director with any concerns may do so by sending their communication to the following address:

Trian Acquisition I Corp.
280 Park Avenue, 41st Floor
New York, NY 10017
Attention: Corporate Secretary

All communications intended for directors will be forwarded by the Corporate Secretary to the appropriate directors on a timely basis without redacting or otherwise filtering such communications.

XIV.    Waivers of this Code

Any waiver of this Code for the principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions), other executive officers or directors will be made only by the Board of Directors or the appropriate committee thereof and will be promptly disclosed as required by law and stock exchange regulation.

Any waiver of this Code for any other employee will be made by the Chief Legal Officer. All persons should note that it is not the Company’s intention to grant or permit waivers from the requirements of this Code.

XV.    Amendments of this Code

Any amendment of this Code will be made only by the Board of Directors or the appropriate committee thereof and will be promptly disclosed as required by law and stock exchange regulation.

XVI.    Compliance Procedures

This Code cannot, and is not intended to, address all of the situations you may encounter. There will be occasions where you are confronted by circumstances not covered by policy or procedure and where you must make a judgment as to the appropriate course of action. In those circumstances the Company encourages you to use your common sense, and to contact your supervisor, manager, a member of human resources or the Chief Compliance Officer for guidance. The Company strives to ensure that all questions or concerns are handled fairly, discreetly and thoroughly. You need not identify yourself.